UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2018 (May 24, 2018)

TRINITY PLACE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-8546	22-2465228
(Commission File Number)	(IRS Employer Identification No.)

340 Madison Avenue

New York, New York 10173
(Address of principal executive offices and zip code)

(212) 235-2190
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 24, 2018, Trinity Place Holdings Inc. (the “Company”), through a wholly-owned subsidiary, completed the previously announced acquisition of a newly built 105-unit, 12-story apartment building located at 237 11th Street in Park Slope, Brooklyn, New York for a purchase price of $81.0 million from an affiliate of Adam America Equities, LLC. The property also includes 6,264 square feet of retail space, a portion of which is leased to Starbucks Inc. Leasing began in August 2017 and the residential portion of the property is approximately 63% leased. Located on the border of the Park Slope and Gowanus neighborhoods of Brooklyn, the property is located one block from the 4th Avenue/9th Street subway station, and a short walk to nearby amenities such as Prospect Park and Whole Foods Market. 237 11th Street offers an array of modern amenities that surpass what is available in the neighborhood’s “brownstone” housing stock.

The purchase price was funded through cash on hand and two-year interest-only financings with an aggregate principal amount of $67.8 million, comprised of a $52.4 million mortgage loan with Canadian Imperial Bank of Commerce and a $15.4 million mezzanine loan with RCG LV Debt VI REIT, LLC, bearing interest at a blended average rate of 3.72% over the 30-day LIBOR, each with a one year extension option upon satisfaction of certain conditions. The loans are non-recourse to the Company except for certain non-recourse carve-outs and carry guaranties covering among other things interest and operating expenses, and in the case of the mortgage loan, a guaranty of 25% of the principal amount, decreasing to 10% of the principal balance upon the debt yield ratio becoming equal to or greater than 7.0%. The loans are prepayable at any time in whole, and under certain circumstances in part, upon payment, in the case of the mortgage loan, of a 0.50% deferred commitment fee (unless the loan is refinanced with the mortgage lender in which case no fee is payable), and, in the case of the mezzanine loan, with no fee if prepaid after 12 months, and if prepaid prior to such date, a make-whole fee equal to the interest that would have been paid through the balance of the 12-month period.

On May 24, 2018, the Company issued a press release announcing closing of the acquisition. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in this report set forth under Item 2.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of business acquired and (b) Pro forma financial information

Because the property is newly constructed and had a leasing history less than three months when the acquisition became probable, financial statements and pro forma financial information with respect to the property are not required to be filed under Item 3-14 of Regulation S-X.

(d)	Exhibits

Exhibit No.	Exhibit Description

99.1	Press release, dated May 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Place Holdings Inc.

Date: May 30, 2018	/s/ Steven Kahn
Steven Kahn
Chief Financial Officer